UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 29, 2005

Portal Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-25829	77-0369737
(Commission File Number)	(IRS Employer Identification No.)

10200 South De Anza Blvd, Cupertino, California	95104
(Address of Principal Executive Offices)	(Zip Code)

(408) 572-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On April 29, 2005, Registrant entered into a Severance Agreement (the “Agreement”) with John E. Little, Registrant’s former Chief Executive Officer whose employment with Registrant terminated on September 13, 2004. Mr. Little continues to serve as a member of Registrant’s Board of Directors. The material terms of the Agreement provide as follows: (i) Mr. Little receives one lump sum cash payment from Registrant totaling Seven Hundred Eighty Thousand Dollars ($780,000), less applicable income and employment tax withholding, on the date of the Agreement, (ii) Mr. Little is allowed to continue to retain and use certain property of Registrant that has an aggregate fair market value of less than $10,000 (which includes, among other things, certain computer hardware) until the later of (a) the third anniversary of the Annual Meeting of Stockholders of Registrant held in 2005 or (b) the date on which Mr. Little no longer performs any services for Registrant, (iii) Mr. Little agrees to fully and forever release Registrant and its affiliates from any claim, duty, obligation or cause of action relating to or arising out of Mr. Little’s former employment by Registrant, and (iv) Registrant shall pay Mr. Little’s attorneys’ fees and other fees and costs incurred by Mr. Little in connection with the negotiation and execution of the Agreement, up to a maximum of Thirty-Five Thousand Dollars ($35,000). The Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 Severance Agreement by and between John Little and Registrant, dated April 29, 2005.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTAL SOFTWARE, INC.

Date: May 5, 2005	By:	/s/ Larry Bercovich
	Name:	Larry Bercovich
	Title:	SVP, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Severance Agreement by and between John Little and Registrant, dated April 29, 2005.